Exhibit 99.1

Applied DNA Sciences Announces $5 Million Private Placement

STONY BROOK, N.Y. (November 2, 2016) -- Applied DNA Sciences, Inc. (“Applied DNA” or the “Company”) (NASDAQ: APDN), a provider of DNA-based supply chain, anti-counterfeiting, authentication, genotyping and anti-theft technologies,today announced that it has entered into a securities purchase agreement with a single healthcare dedicated institutional investor to purchase $5 million of common stock and warrants at a combined price of $2.20 per share of common stock and warrant. In the private placement, Applied DNA has agreed to sell 2,272,727 shares of its common stock and warrants to purchase 2,272,727 shares of its common stock. The warrants will have the same terms as the Company’s existing publicly traded warrants (NASDAQ: APDNW) with an exercise price of $3.50 per share and an expiration date of November 20, 2019.

The Company has agreed to file a registration statement providing for the resale of these securities on Form S-3 by December 7, 2016. Upon effectiveness of the registration statement, it is expected that the common stock and warrants issued in the private placement will be freely tradeable on The NASDAQ Capital Market under the symbols “APDN” and “APDNW”, respectively.

The aggregate gross proceeds to the Company from the private placement are estimated to be approximately $5 million before deducting the placement agent’s fee and other estimated offering expenses. The offering is expected to close on or about November 7, 2016, subject to customary closing conditions.

The company intends to use the aggregate net proceeds from the private placement for general corporate purposes, including working capital, capital expenditures, business development and research and development.

Maxim Group LLC is acting as Lead Placement Agent and Imperial Capital, LLC is acting as Co-Placement Agent.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy the securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the securities upon the resale registration statement will only be by means of a prospectus. The terms and conditions of the transactions described in this press release are qualified in their entirety by reference to the transaction documents, which will be filed with the SEC on Form 8-K. Additional information can be found in the Company’s filings with the SEC available at www.sec.gov and on the Company’s website at www.adnas.com.

About Applied DNA Sciences

We make life real and safe by providing botanical-DNA based security and authentication solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. Our patented DNA-based solutions can be used to identify, tag, track, and trace products, to help assure authenticity, traceability and quality of products. SigNature® DNA describes the platform ingredient that is at the heart of a family of uncopyable, security and authentication solutions such as SigNature® T and fiberTyping®, targeted toward textiles and apparel, DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track and trace. All provide a forensic chain of evidence, and can be used to prosecute perpetrators. We are also engaged in the large-scale production of specific DNA sequences using the polymerase chain reaction.

Go to adnas.comfor more information, events and to learn more about how Applied DNA Sciences makes life real and safe. Common stock listed on NASDAQ under the symbol APDN, and warrants are listed under the symbol APDNW.

Forward-Looking Statements

The statements made by APDN in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 14, 2015,and our subsequent quarterly reports on Form 10-Q filed on February 10, 2016, May 12, 2016 and August 11, 2016 which are available at www.sec.gov. In addition, there can be no assurance that the private placement described above will be completed as proposed.APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Debbie Bailey, 631-240-8817,debbie.bailey@adnas.com

LHA: Sanjay Hurry 212-838-3777 shurry@lhai.com

web: www.adnas.com

twitter: @APDN